Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

JUNE 28, 2024

Welsbach Technology Metals Acquisitions Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Welsbach Technology Metals Acquisitions Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 27, 2021. The Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on December 27, 2021.

2.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) amends the Amended and Restated Certificate.

3.	This Amendment was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	The text of Article Fifth, paragraph E is hereby amended and restated to read in full as follows:

“E.	In the event that the Corporation does not consummate a Business Combination by (A) June 30, 2024, or (B) June 30, 2025 if the Corporation elects to extend the amount of time to complete a Business Combination in accordance with paragraph G below and with the terms of the Trust Agreement (in any case, such date being referred to as the “Liquidation Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes divided by the total number of IPO Shares then outstanding.”

5.	The text of Article Fifth, paragraph G is hereby amended and restated to read in full as follows:

“G.	In the event that the Corporation does not consummate a Business Combination by June 30, 2024 (the “Current Termination Date”), the Corporation may, by resolution of the Board if requested by the Corporation’s insiders or their affiliates, who may make such request but are not obligated to, extend the period of time to consummate a Business Combination by such amount of time as the Board determines at each extension, up to twelve (12) additional months (or up to June 30, 2025) (as so extended, the Final Termination Date, and together with the Current Termination Date, the “Termination Date”).”

IN WITNESS WHEREOF, Welsbach Technology Metals Acquisitions Corp. has caused this Certificate of Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

By:	/s/ Daniel Mamadou
	Name:	Daniel Mamadou
	Title:	Chief Executive Officer